Exhibit 99.1

LIFETIME BRANDS REPORTS RECORD FIRST-QUARTER SALES

Organic Sales Up 28%; Business Outlook and Momentum Remain Strong for 2006

WESTBURY, N.Y., May 4, 2006 — LIFETIME BRANDS, INC. (NASDAQ NM: LCUT), a leading designer, developer and marketer of a broad range of nationally branded consumer products used in the home, today announced results for the three months ended March 31, 2006.

For the first quarter of 2006, Lifetime’s net sales totaled $74.4 million, an increase of 72.6%, compared to net sales of $43.1 million for the same period in 2005. Excluding approximately $19.2 million in net sales attributable to the Pfaltzgraff and Salton businesses, which Lifetime acquired in 2005, net sales for the quarter rose 28.1% to $55.2 million.

The Company reported net income of $0.9 million, or $0.07 per diluted share, compared to net income of $1.0 million, or $0.09 per diluted share, for the first quarter of 2005. As previously announced, the Company’s July 2005 acquisition of Pfaltzgraff significantly increased the portion of the Company’s sales and operating profits that are generated during the second half of the year, resulting in negative quarter to quarter comparisons for the first two quarters of 2006.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “We are very pleased with the strength of our business, and are especially gratified that the strong organic sales momentum we achieved in 2005 continued – and even accelerated – in the first quarter of 2006. Sales in our kitchenware and cutlery categories rose substantially, driven by increased distribution of KitchenAid® and Farberware® kitchen tools and gadgets, increased retail placement of our extensive lines of Farberware® and KitchenAid® cutlery and expanded distribution of our Cuisinart® cutlery. Our Roscho® bakeware products also enjoyed healthy growth during the period.

“Our direct-to-consumer businesses performed as forecasted, as we completed the process of rationalizing the number of retail stores and re-merchandising our Farberware Outlet Stores and Pfaltzgraff Factory Stores so that they carry the optimal mix of products.

“Lifetime’s business outlook and momentum remain very strong. We expect that, in 2006, we will see continued and accelerating growth across all the Company’s major brands, products and customer base. This growth will be driven by our commitment to innovation and new product development.

“At the 2006 International Home & Housewares Show, held in Chicago in March, Lifetime introduced over 825 new items, including new lines of cookware, to be marketed under the Hoffritz® and Sabatier® brands. We also announced that we had acquired the exclusive rights to manufacture, market and distribute Pedrini® branded housewares products in the United States.

“For the year, we expect to introduce a total of more than 2,500 new SKUs, as we build on the Company’s core strengths of nationally recognized and respected brands, product innovation and the strongest sourcing capabilities in our industry.

“Our recent acquisition of the business and assets of Syratech Corporation has significantly expanded our presence in luxury tabletop, a category we entered last September. In addition to adding many of America’s oldest and most respected silver brands to our portfolio, the acquisition opens up additional new product categories, channels and accounts for Lifetime.

“We expect the Syratech business to contribute approximately $100 million in revenues in 2006 and to be nominally profitable for the year. As a result, we now anticipate the Company’s 2006 net sales will total approximately $480 million to $500 million.

“As with Pfaltzgraff, the seasonality of the Syratech business is heavily weighted towards the second half of the year, which will increase the negative impact on Lifetime’s earnings comparisons for the second quarter of 2006. In addition, we do not expect to begin to realize cost synergies from the Syratech acquisition until the third quarter. Consequently, it is likely that the Company will report a loss for the second quarter of 2006. Nevertheless, our outlook for 2006 remains extremely positive, and we continue to expect the Company’s 2006 earnings per share to total approximately $1.45 to $1.70.”

Lifetime has scheduled a conference call Thursday, May 4, at 11:00 a.m. Eastern time to discuss first-quarter 2006 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Thursday, May 11, and can be accessed by dialing (706) 645-9291, conference ID #8172485. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime is a leading designer, marketer and distributor of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories, marketing its products under various trade names, including Farberware®, KitchenAid®, Pfaltzgraff®, Calvin Klein®, Cuisinart®, Hoffritz®, Sabatier®, Nautica®, Joseph Abboud Environments®, Roshco®, Baker’s Advantage®, Kamenstein®, CasaMôda™, :USE®, Pedrini®, International®, Towle®, Tuttle®, Wallace® Melannco®, Rochard® and Kenneth Cole Reaction®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Robert McNally Chief Financial Officer (516) 683-6000	Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 or hfried@lhai.com

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Three Months Ended March 31, (Unaudited)
	2006	2005	% Increase (Decrease)
Net Sales	$74,421	$43,116	72.6%
Cost of Sales	41,507	24,899	66.7%
Distribution Expenses	10,592	6,115	73.2%
SG&A	20,570	10,298	99.8%

Income from Operations	1,752	1,804	(2.9%)
Interest Expense	306	199	53.8%
Other (Income)	(1)	(13)

Income Before Taxes	1,447	1,618	(10.6%)
Tax Provision	551	615	(10.4%)

Net Income	$896	$1,003	(10.7%)

Diluted Earnings Per Share From Net Income
	$0.07	$0.09

Weighted Average Shares	13,159	11,266

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	March 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 77	$ 431
Accounts receivable, net	32,170	22,876
Merchandise inventories	91,352	60,317
Prepaid expenses and other current assets	12,910	9,761

TOTAL CURRENT ASSETS	136,509	93,385
PROPERTY AND EQUIPMENT, net	23,805	20,118
INTANGIBLES, net	40,188	31,388
OTHER ASSETS	2,666	2,510

TOTAL ASSETS	$203,168	$147,401

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$ 14,500	$ 10,700
Accounts payable and trade acceptances	8,786	9,920
Other current liabilities	26,555	22,072

TOTAL CURRENT LIABILITIES	49,841	42,692
DEFERRED RENT & OTHER LONG TERM LIABILITIES	2,224	2,007
DEFERRED INCOME TAX LIABILITIES	5,145	4,446
LONG TERM DEBT	5,000	5,000
STOCKHOLDERS' EQUITY	140,958	93,256

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$203,168	$147,401

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